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                                                                    EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of The Majestic Star Casino, LLC and The Majestic Star Casino Capital Corp. on Form S-4 of our report dated April 8, 2002 on the combined financial statements of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company (collectively, the "Properties") as of December 6, 2001 and December 31, 2000 and for the period from January 1, 2001 through December 6, 2001 and the year ended December 31, 2000 and the related financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Properties' ability to continue as a going concern, an explanatory paragraph that states that such combined financial statements do not purport to reflect or provide for the consequences of bankruptcy proceedings, and an explanatory paragraph that states that substantially all of the combined assets were sold on December 6, 2001), appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
December 4, 2003